As filed with the Securities and Exchange Commission on February 12, 1998
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ___________________

                         ARIZONA PUBLIC SERVICE COMPANY
               (Exact name of Registrant as specified in charter)

         Arizona                                                 86-0011170
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation)                                            Identification No.)
                              ___________________

                 400 North Fifth Street, Phoenix, Arizona 85004
               (Address of Principal Executive Offices) (Zip Code)


            PINNACLE WEST CAPITAL CORPORATION, ARIZONA PUBLIC SERVICE
                COMPANY, SUNCOR DEVELOPMENT COMPANY AND EL DORADO
                  INVESTMENT COMPANY DEFERRED COMPENSATION PLAN
                              (Full title of plan)
                              ___________________

                                Matthew P. Feeney
                             SNELL & WILMER, L.L.P.
                               One Arizona Center
                           Phoenix, Arizona 85004-0001
                     (Name and address of agent for service)

                                 (602) 382-6239
          (Telephone number, including area code, of agent for service)
                              ___________________

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                              Proposed Maximum       Proposed Maximum      Amount of
   Title of Securities      Amount to be          Offering          Aggregate Offering    Registration
   to be Registered(1)       Registered       Price per Share            Price(2)             Fee
-------------------------------------------------------------------------------------------------------
Deferred                     $4,000,000             100%                $4,000,000           $1,180
Compensation
Obligations
======================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Arizona Public Service Company to pay deferred compensation in the future in accordance with the terms of the Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company and El Dorado Investment Company Deferred Compensation Plan (the "Plan") for a select group of eligible employees. The Deferred Compensation Obligations being registered represent the maximum amount of compensation deferrals which, it is anticipated, may be made by participants in the Plan during the approximate 24 month period following the initial offering date under this Registration Statement.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I, Items 1 and 2, will be delivered to participants in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference.
                  ------------------------------------------------

     The following documents have been filed by Arizona Public Service Company (the "Company") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and are incorporated herein by reference:

     1. The Company's Form 10-K Report for the fiscal year ended December 31, 1996.

     2. The Company's Form 10-Q Report for the fiscal quarter ended March 31, 1997.

     3. The  Company's  Form 10-Q Report for the fiscal  quarter  ended June 30,
        1997.

     4. The Company's Form 10-Q Report for the fiscal quarter ended September 30, 1997.

     5. The Company's Form 8-K Report, dated April 7, 1997.

     6. The Company's Form 8-K Report, dated January 13, 1998.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

     Under the Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company and El Dorado Investment Company Deferred Compensation Plan (the "Plan"), the Company will provide eligible employees the opportunity to defer a portion of their future cash compensation. The obligations of the Company ultimately to pay such deferred amounts in accordance with the Plan (the "Obligations") will be unsecured general obligations of the Company and will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. A brief description of certain aspects of the Plan follows, and is qualified in its entirety by the full text of the Plan:

     (a) The Plan allows a Senior Management employee, Officer, or Director ("Participant(s)") to defer a portion of his or her compensation.

     (b) The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on irrevocable elections by the Participant. Each Obligation will be payable upon termination of employment or on a date selected by the Participant in accordance with the terms of the Plan.

     (c) Each Participant or his or her beneficiary under the Plan is an unsecured general creditor of the Company with respect to his or her own Plan benefits. Benefits are payable solely from the Company's general assets, and are subject to the risk of corporate insolvency. In the event of the Company's insolvency, each Participant's deferred compensation may be subject to a lien or security interest of the Company's creditors.

     (d) The Company has decided to segregate all contributions to the Plan from working capital in a grantor trust established by Pinnacle West Capital Corporation ("PWCC"), commonly referred to as a "rabbi trust." This trust will hold and invest the Plan's assets and the trustee will be obligated to pay all legitimate claims of Participants, solely from plan assets, to the extent not paid by the Company.

     (e) The Company reserves the right to partially or completely terminate the Plan with respect to its Participants and PWCC reserves the right to amend the Plan, provided that such amendment or termination does not result in any reduction of a Participant's vested account balance, including previous earnings or losses, as of the date of such amendment or termination.

     (f) A committee (the "Plan Committee") shall be appointed by the Board of Directors of PWCC and shall be charged with the general administration of the Plan and the Obligations. The Plan Committee has the right to interpret the plan and determine all other matters that might arise under the terms and conditions of the Plan. Its decisions are final and binding on all Participants.

     (g) A Participant's right or the right of any other person to the Obligations cannot be transferred, pledged, or encumbered subject to a Participant's written designation of a beneficiary under the Plan or to the terms of a domestic relations order.

Item 5.           Interests of Named Experts and Counsel.

     Not applicable.

Item 6.           Indemnification of Directors and Officers.

     The law of Arizona permits extensive indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in Article Fifth of the Company's Articles of Incorporation. In addition, Section 7.01 of the Company's bylaws provides that the Company will indemnify present and former directors and officers to the fullest extent permitted by Arizona law.

     The Arizona Business Corporation Act (the "ABCA") permits extensive indemnification of present and former directors and officers of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation's articles of incorporation or bylaws. Under the ABCA, in order for a corporation to provide indemnification, a majority of the corporation's disinterested directors, independent legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation's best interests (in the case of conduct in an "official capacity" with the corporation) or that the conduct was at least not opposed to the corporation's best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such individuals.

     Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, the ABCA requires Arizona corporations to indemnify any "outside director" (a director who is not an officer, employee, or holder of five percent or more of any class of the corporation's stock) against liability unless (i) the corporation's articles of incorporation limit such indemnification, (ii) the outside director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper personal benefit to the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. A court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph.

     Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 7.           Exemption from Registration Claimed.

     Not applicable.

Item 8.           Exhibits.

     Exhibit No.           Description

     5                     Opinion of Snell & Wilmer L.L.P.

     23.1                  Consent of Deloitte & Touche LLP.

     23.2 Consent of Snell & Wilmer L.L.P. (included in the opinion filed as Exhibit 5).

     24                    Power of Attorney (included in signature page).

     99 Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company and El Dorado Investment Company Deferred Compensation Plan, as amended and restated, effective January 1, 1996 (Incorporated by reference to Exhibit 10.10(a) to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1995).

Item 9.           Undertakings.

                  (a)      The undersigned Registrant hereby undertakes:

                           (1)  To file, during any  period in  which offers  or
sales are being made, a post-effective amendment to this registration statement:

                                    (i) To  include  any prospectus  required by
                           Section 10(a)(3) of the Securities Act of 1933;

                                    (ii) To reflect in the  prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                                    (iii) To include  any  material  information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2)  That,  for  the  purpose  of   determining   any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)  To  remove  from  registration  by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 12th day of February, 1998.

                               By:      William J. Post
                                        William J. Post
                                        President and
                                        Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes William J. Post, George A. Schreiber, Jr., and Michael
V. Palmeri and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this Registration Statement.

         Signature                                    Title                              Date
By:    William J. Post                     Director, President, and Chief           February 12, 1998
       William J. Post                     Executive Officer (Principal
                                           Executive Officer)

By:    George A. Schreiber, Jr.            Director, Executive Vice                 February 12, 1998
       George A. Schreiber, Jr.            President, and Chief Financial
                                           Officer (Principal Financial
                                           Officer and Principal
                                           Accounting Officer)

By:    O. Mark DeMichele                   Director                                 February 12, 1998
       O. Mark DeMichele

By:    Michael L. Gallagher                Director                                 February 12, 1998
       Michael L. Gallagher

By:    Martha O. Hesse                     Director                                 February 12, 1998
       Martha O. Hesse

By:    Marianne M.  Jennings               Director                                 February 12, 1998
       Marianne M.  Jennings

By:    Robert E. Keever                    Director                                 February 12, 1998
       Robert E. Keever

By:    Robert G. Matlock                   Director                                 February 12, 1998
       Robert G. Matlock

By:    Bruce J. Nordstrom                  Director                                 February 12, 1998
       Bruce J. Nordstrom

By:    John R. Norton III                  Director                                 February 12, 1998
       John R. Norton III

By     Donald M. Riley                      Director                                February 12, 1998
       Donald M. Riley

By     Quentin P. Smith, Jr.                Director                                February 12, 1998
       Quentin P. Smith, Jr.

By     Richard Snell                        Director                                February 12, 1998
       Richard Snell

By     Diane C. Walker                      Director                                February 12, 1998
       Diane C. Walker

By     Ben F. Williams Jr.                  Director                                February 12, 1998
       Ben F. Williams, Jr.

                                INDEX TO EXHIBITS


+Exhibit No.           Description                          Page or Method of Filing

 5                     Opinion of Snell & Wilmer
                       L.L.P.

 23.1                  Consent of Deloitte &
                       Touche LLP

 23.2                  Consent of Snell & Wilmer            Included in Exhibit 5
                       L.L.P.

 24                    Power of Attorney                    Included in signature page

 99                    Pinnacle West Capital                Incorporated  by reference to Exhibit 10.10(a)
                       Corporation, Arizona Public          to the Annual Report on Form 10-K of
                       Service Company, SunCor              the Company for the fiscal year ended
                       Development Company and              December 31, 1995
                       El Dorado Investment
                       Company Deferred
                       Compensation Plan, as
                       amended and restated,
                       effective January 1, 1996